Exhibit 99.1

Adeptus Health Inc. Appoints Frank R. Williams, Jr. as Chief Financial Officer

Lewisville, TX — July 28, 2016 — Adeptus Health Inc. (NYSE: ADPT), the largest operator of freestanding emergency rooms in the U.S., today announced Frank R. Williams, Jr. will join Adeptus Health’s executive leadership as Executive Vice President and Chief Financial Officer. Williams will succeed Timothy L. Fielding, who has decided to pursue other business interests.  Fielding will remain with the company through the end of September to ensure a smooth transition.

Williams, most recently, was the Senior Vice President and Senior Managing Director-Acquisitions for Medical Properties Trust (MPT) for the past five years.  He brings more than 20 years of investment banking and finance experience as well as substantial healthcare industry expertise to the role of CFO.

Prior to MPT, Williams was a Managing Director in the healthcare investment banking division at Barclays Capital. Before that, he was a Senior Managing Director in the healthcare group at Bear, Stearns & Co, Inc.  Williams earned his MBA from Columbia University’s Graduate School of Business and BA and BS from Southern Methodist University.

“During a time of significant expansion of our network of hospitals, freestanding emergency rooms and partnerships with leading health systems, we are especially pleased to have Frank join our leadership, bringing a wealth of healthcare, finance and transaction experience,” said Thomas S. Hall, Chairman and CEO of Adeptus Health, Inc. “We want to acknowledge the many contributions Tim provided including supporting our company’s listing on the New York Stock Exchange.  We wish him the best with his future endeavors.”

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About Adeptus Health Inc.

Adeptus Health (NYSE:ADPT) is a leading patient-centered healthcare organization expanding access to the highest quality emergency medical care through its network of freestanding emergency rooms and partnerships with premier healthcare providers. Adeptus Health owns and operates First Choice Emergency Room, the nation’s largest and oldest network of freestanding emergency rooms and owns and/or operates facilities in partnership with Texas Health Resources in Texas, UCHealth in Colorado, Dignity Health in Arizona, Ochsner Health System in Louisiana and Mount Carmel Health System in Ohio. All Adeptus Health freestanding facilities are fully equipped emergency rooms with a complete radiology suite of diagnostic technology, on-site laboratory, and staffed with board-certified physicians and emergency trained registered nurses. For the last three years, Adeptus Health has exceeded the 95th percentile in patent satisfaction according to patient feedback collected nationwide by Press Ganey Associates Inc. Adeptus Health also was named a 2016 Best Workplaces in Healthcare by Great Place to Work® and Fortune Magazine. For more information please visit adhc.com.

Investor Relations Contacts:

Kevin Ellich

Vice President, Investor Relations

Tel: (972) 899-7062

Email: Kevin.Ellich@adhc.com

Media Contact:

Jackie Zupsic

Hill+Knowlton Strategies

Tel: (212) 885-0590

Email: Jackie.Zupsic@hkstrategies.com